U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                            SEC FILE NUMBER
                                                                1-9083
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                                   (Check One):        -------------------------
                                                             CUSIP NUMBER
                                                               731791109
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     [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR
                       For Period Ended: December 31, 1997

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                  [  ]     Transition Report on Form 10-K
                  [  ]     Transition Report on Form 20-F
                  [  ]     Transition Report on Form 11-K
                  [  ]     Transition Report on Form 10-Q
                  [  ]     Transition Report on Form N-SAR
                  For the Transition Period Ended:  ______________

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          Nothing in this form shall be construed  to imply that the  Commission has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:

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Part I--Registration Information
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         Full Name of Registrant:  Polyphase Corporation

         Former Name if Applicable:  N/A

         Address of Principal Executive Office (Street and Number)

                             4800 Broadway - Suite A
                               Dallas, Texas 75248
                           (City, State and Zip Code)
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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;



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[X] (b) The subject annual report, semi-annual report, transition report on Form
10-K, 20-F, 11-K, 10-Q or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative
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State  below in  reasonable  detail the  reasons  why annual  report,  quarterly report, transition report on Form 10-K, 20-F, 11-K, 10-Q or N-SAR or portion thereof could not be filed within the prescribed period.

The Company has  recently  relocated  its  headquarters.  Many of  the Company's
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financial  records and information  data bases were unavailable and inaccessible
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during its move. As a result, the Form 10-Q could not be completed in time.
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Part IV--Other Information
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     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

            James Rudis               (972)                    386-0101
               (Name)               (Area Code)           (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             [ ]  Yes    [X]  No

          Form 10-K for the year ended September 30, 1996
          Form 10-Q for the period ended December 31, 1996
          Form 10-Q for the period ended March 31, 1997

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [X]  Yes    [ ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                 [The Rest of this Page is Intentionally Blank]

                              Polyphase Corporation
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 17, 1998                         By:       /s/ James Rudis
                                                          ----------------------
                                                          James Rudis, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.
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                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).

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